Exhibit 7

SHARE PURCHASE AND TRANSFER AGREEMENT

This Share Purchase and Transfer Agreement (“Agreement”), dated July 18, 2016, is by and between Dane Capital Entity (the “Purchaser”) and 1347 Investors LLC (the “Insider”).

RECITALS:

A.        1347 Capital Corp., a Delaware corporation (the “Company” or “1347”), will hold a special meeting in lieu of annual meeting of its stockholders (the “Special Meeting”) to consider and act upon, among other things, a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 23, 2016, as may be amended (the “Merger Agreement”), by and among the Company, Limbach Holdings LLC, a Delaware limited liability company (“Limbach”), and FdG HVAC LLC, a Delaware limited liability company, and the transactions contemplated thereby.

B.         The Purchaser desires to purchase from the Insider 15,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), that were initially sold as part of the units sold in the Company’s initial public offering (“Public Shares”), subject to the terms and conditions contained in this Agreement.

IT IS AGREED:

1.          Purchase of Shares. The Purchaser hereby agrees that it will purchase from the Insider 15,000 Public Shares (“Initial Purchased Shares”) by July 19, 2016, for an aggregate purchase price of $150,000 (the “Purchase Price”). The Purchaser shall wire the Purchase Price to the Insider’s account, the details of which are set forth on Exhibit A hereto.

2.          Insider Share Transfers. In consideration of the Purchaser purchasing the Purchased Shares, the Insider (or its designees) will, promptly after the closing of the transactions contemplated by the Merger Agreement (“Closing”), transfer or cause to be transferred to the Purchaser an aggregate of 3,000 shares of Common Stock (“Initial Founder Shares”) of the Company beneficially owned by it (or its designees). In addition, to the extent that Purchaser purchases shares of Company common stock in the open market during the six month period following the Closing (“Additional Shares” and together with the Initial Purchased Shares, the “Purchased Shares”), the Insider (or its designees) will, promptly after such purchases of Additional Shares, transfer or cause to be transferred to the Purchaser one share of Common Stock beneficially owned by it (each an “Additional Founder Share” and together with the Initial Founder Shares, the “Founder Shares”) for every five (5) Additional Shares purchased, up to a maximum of 3,000 Additional Founder Shares.

3.          Assignment of Registration Rights. The Insider hereby assigns to the Purchaser his registration rights pursuant to that certain Registration Rights Agreement, dated July 15, 2014, with respect to the Founder Shares being transferred to Purchaser hereunder.

4.          Purchaser Representations. Purchaser hereby represents and warrants to the Insider that:

(a)        Purchaser, in making the decision to purchase the Purchased Shares and receive the Founder Shares from the Insider, has not relied upon any oral or written representations or assurances from the Insider or any of the Company’s officers, directors, partners or employees or any other representatives or agents, other than the representations made by the Insider in Section 5 of this Agreement.

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(b)        This Agreement has been validly authorized, executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by the other party hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Purchaser does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Purchaser is a party which would prevent the Purchaser from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Purchaser is subject.

(c)        The Purchaser acknowledges that an investment in the Company involves certain significant risks and that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Purchaser’s own legal counsel and investment and tax advisors. The Purchaser has considered the suitability of an investment in the Company in light of its own circumstances and financial condition and is able to bear the risks associated with an investment in the Company.

(d)      The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Company.

(e)      The Founder Shares have not been registered under the Securities Act, or any state securities act, and are being issued on the basis of exemptions from registration under the Securities Act and applicable state securities acts. Reliance on such exemptions, where applicable, is predicated in part on the accuracy of the Purchaser’s representations and warranties set forth herein. The Purchaser acknowledges and hereby agrees that such Founder Shares will not be transferable under any circumstances unless registered in accordance with federal and state securities laws or an available exemption under such laws. Accordingly, the Purchaser hereby acknowledges that there can be no assurance that the Purchaser will be able to liquidate its investment in the Founder Shares.

(f)       The Purchaser has been given the opportunity (i) to ask questions of and receive answers from the Company and its designated representatives concerning the Company, Limbach and the business and financial condition of the Company and Limbach as it has deemed necessary or advisable to evaluate the merits and risks of an investment in the Company and (ii) to obtain any additional information that is necessary to assist the Purchaser in evaluating the advisability of an investment in the Company. The Purchaser confirms that the Company has not (1) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Company or (2) made any representation to the Purchaser regarding the legality of an investment in the Company under applicable legal investment or similar laws or regulations.

(g)      The Purchaser is investing in the Company for its own account for investment purposes, not as nominees or agents for other persons or entities and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser does not have a present intention to sell any of the Purchased Shares or Founder Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of such shares to or through any person or entity.

5.          Insider Representations. The Insider hereby represents and warrants to the Purchaser that:

(a)      This Agreement has been validly authorized, executed and delivered by the Insider and, assuming the due authorization, execution and delivery thereof by the other party hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Insider does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Insider is a party which would prevent the Insider from performing his obligations hereunder or (ii) any law, statute, rule or regulation to which the Insider is subject.

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(b)      The Insider (or its designees) is the beneficial owner of the Founder Shares and, subject to an in consideration of the Purchaser’s purchase of the Purchased Shares, will cause the Founder Shares to be released from the Stock Escrow Agreement, dated July 15, 2014, by and among the Company, the Insider and Continental, and transferred to the Purchaser promptly after to the Closing. Upon such transfer, the Founder Shares will be free and clear of any liens, claims, security interests or any other encumbrance whatsoever, except for restrictions imposed by federal and state securities laws.

6.          Disclosure; Exchange Act Filings. Within four business days after the execution of this Agreement, the Company will file a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reporting the entry into this Agreement. The parties to this Agreement shall cooperate with one another to assure that all such disclosures are accurate and consistent.

7.          Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or modified only by written instrument signed by all parties. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

8.          Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

9.          Exclusive Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the City of Wilmington and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

11.        Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect (i) upon the termination of the Merger Agreement prior to the Closing or (ii) if the Purchaser fails to purchase the Initial Purchased Shares. Notwithstanding any provision in this Agreement to the contrary, the Insider’s obligation to transfer the Founder Shares to the Purchaser shall be conditioned on the Closing occurring.

12.        Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

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13.        Acknowledgement; Waiver. Purchaser (i) acknowledges that the Insider may possess or have access to material non-public information which has not been communicated to the Purchaser; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Insider or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including without limitation, any claims arising under Rule 10b-5 of the Exchange Act; and (iii) is aware that the Insider is relying on the truth of the representations set forth in Section 5 of this Agreement and the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement. Purchaser understands, based on its experience, the disadvantage to which Purchaser is subject due to the disparity of information between the Insider and the Purchaser and, notwithstanding such disparity, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby.

14.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

/s/ Eric Gomberg
Name: Eric Gomberg
Title: Managing Member Dane Capital LLC

INSIDER:

1347 INVESTORS LLC

By:	/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Title:	President

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Exhibit A

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